NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 26, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 26, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefor and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between ACM Government Opportunity Fund, Inc. and ACM Income Fund, Inc. became effective on January 26, 2007. Each share of Common Stock of ACM Government Opportunity Fund, Inc. was exchanged for an equivalent dollar amount of a full share of Common Stock of ACM Income Fund, Inc. (Name to be changed to AllianceBernstein Income Fund, Inc.). The number of shares will depend on the relative net asset values ('NAV') of the shares of both funds on the effective date of the reorganization. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 29, 2007.